--------------------------
                                                              OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated average burden
                                                      hours per response......11
                                                      --------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 3)*

                           Silicon Laboratories Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   826919102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      | |   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                  Page 1 of 26
                            Exhibit Index on Page 22

CUSIP No. 826919102                                           Page 2 of 26 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Austin Ventures IV-A, L.P. ("AV IV-A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 826919102                                           Page 3 of 26 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Austin Ventures IV-B, L.P. ("AV IV-B")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 826919102                                           Page 4 of 26 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      AV Partners IV, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 826919102                                           Page 5 of 26 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Austin Ventures V, L.P. ("AV V")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 826919102                                           Page 6 of 26 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Austin Ventures V Affiliates Fund, L.P. ("AV V A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 826919102                                           Page 7 of 26 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      AV Partners V, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 826919102                                           Page 8 of 26 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Austin Ventures VI, L.P. ("AV VI")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        330,281 shares, except that AV Partners VI, L.P. ("AVP
                        VI"), the general partner of AV VI, may be deemed to
                        have sole power to vote these shares, and Aragona,
                        DeAngelis, Garvey, Olkkola, Thornton and Wesner, the
                        general partners of AVP VI, may be deemed to have shared
                        power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               330,281 shares, except that AV Partners VI, L.P. ("AVP
    WITH                VI"), the general partner of AV VI, may be deemed to
                        have sole power to dispose of these shares, and Aragona,
                        DeAngelis, Garvey, Olkkola, Thornton and Wesner, the
                        general partners of AVP VI, may be deemed to have shared
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      330,281
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 826919102                                           Page 9 of 26 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Austin Ventures VI Affiliates Fund, L.P. ("AV VI A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        9,291 shares, except that AVP VI, the general partner of
                        AV VI A, may be deemed to have sole power to vote these
                        shares, and Aragona, DeAngelis, Garvey, Olkkola,
                        Thornton and Wesner, the general partners of AVP VI, may
                        be deemed to have shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               9,291 shares, except that AVP VI, the general partner of
    WITH                AV VI A, may be deemed to have sole power to dispose of
                        these shares, and Aragona, DeAngelis, Garvey, Olkkola,
                        Thornton and Wesner, the general partners of AVP VI, may
                        be deemed to have shared power to dispose of these
                        shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9,291
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 826919102                                          Page 10 of 26 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      AV Partners VI, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        339,572 shares, of which 330,281 are directly owned by
                        AV VI and 9,291 are directly owned by AV VI A. AVP VI,
                        the general partner of AV VI and AV VI A, may be deemed
                        to have sole power to vote these shares, and Aragona,
                        DeAngelis, Garvey, Olkkola, Thornton and Wesner, the
                        general partners of AVP VI, may be deemed to have shared
                        power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               339,572 shares, of which 330,281 are directly owned by
    WITH                AV VI and 9,291 are directly owned by AV VI A. AVP VI,
                        the general partner of AV VI and AV VI A, may be deemed
                        to have sole power to dispose of these shares, and
                        Aragona, DeAngelis, Garvey, Olkkola, Thornton and
                        Wesner, the general partners of AVP VI, may be deemed to
                        have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      339,572
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 826919102                                          Page 11 of 26 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Joseph C. Aragona ("Aragona")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        42,742 shares, of which 2,645 are directly owned by
                        Aragona and 40,097 are directly owned by Aragona, Ltd.,
                        a Texas limited partnership, and Aragona, the sole
                        general partner of Aragona, Ltd., may be deemed to have
                        sole power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            343,972 shares, of which 330,281 shares are directly
  OWNED BY              owned by AV VI, 9,291 shares are directly owned by AV VI
    EACH                A, and 4,400 shares are directly owned by the Sandra &
  REPORTING             Joseph Aragona Family Foundation ("Aragona Foundation"),
   PERSON               a Texas non-profit corporation . Aragona is a general
    WITH                partner of AVP VI, the general partner of AV VI and AV
                        VI A, and is a trustee of the Aragona Foundation, and he
                        may be deemed to have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        42,742 shares, of which 2,645 are directly owned by
                        Aragona and 40,097 are directly owned by Aragona, Ltd.,
                        a Texas limited partnership, and Aragona, the sole
                        general partner of Aragona, Ltd., may be deemed to have
                        sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        343,972 shares, of which 330,281 shares are directly owned by AV VI, 9,291 shares are directly owned by AV VI A, and 4,400 shares are directly owned by the Aragona Foundation. Aragona is a general partner of AVP VI, the general partner of AV VI and AV VI A, and is a trustee of the Aragona Foundation, and he may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      386,714
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 826919102                                          Page 12 of 26 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Kenneth P. DeAngelis "(DeAngelis")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        68,879 shares, of which 41,325 are directly owned by
                        DeAngelis and 27,554 are directly owned by DeAngelis,
                        Ltd., a Texas limited partnership, and DeAngelis, the
                        sole general partner of DeAngelis, Ltd., may be deemed
                        to have sole power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            339,572 shares, of which 330,281 shares are directly
  OWNED BY              owned by AV VI and 9,291 shares are directly owned by AV
    EACH                VI A. DeAngelis is a general partner of AVP VI, the
  REPORTING             general partner of AV VI and AV VI A, and may be deemed
   PERSON               to have shared power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        68,879 shares, of which 41,325 are directly owned by
                        DeAngelis and 27,554 are directly owned by DeAngelis,
                        Ltd., a Texas limited partnership, and DeAngelis, the
                        sole general partner of DeAngelis, Ltd., may be deemed
                        to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        339,572 shares, of which 330,281 shares are directly owned by AV VI and 9,291 shares are directly owned by AV VI A. DeAngelis is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      408,451
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 826919102                                          Page 13 of 26 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jeffery C. Garvey ("Garvey")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            339,572 shares, of which 330,281 shares are directly
  OWNED BY              owned by AV VI and 9,291 shares are directly owned by AV
    EACH                VI A. Garvey is a general partner of AVP VI, the general
  REPORTING             partner of AV VI and AV VI A, and may be deemed to have
   PERSON               shared power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        339,572 shares, of which 330,281 shares are directly owned by AV VI and 9,291 shares are directly owned by AV VI A. Garvey is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      339,572
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 826919102                                          Page 14 of 26 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Edward E. Olkkola ("Olkkola")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            339,572 shares, of which 330,281 shares are directly
  OWNED BY              owned by AV VI and 9,291 shares are directly owned by AV
    EACH                VI A. Olkkola is a general partner of AVP VI, the
  REPORTING             general partner of AV VI and AV VI A, and may be deemed
   PERSON               to have shared power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        339,572 shares, of which 330,281 shares are directly owned by AV VI and 9,291 shares are directly owned by AV VI A. Olkkola is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      339,572
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 826919102                                          Page 15 of 26 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      John D. Thornton  ("Thornton")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        25,410 shares, of which 25,410 are directly owned by
                        John Thornton Family I, Ltd. ("Family I") a Texas
                        limited partnership, and Thornton, the sole general
                        partner of Family I, may be deemed to have sole power to
                        vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            339,572 shares, of which 330,281 shares are directly
  OWNED BY              owned by AV VI and 9,291 shares are directly owned by AV
    EACH                VI A. Thornton is a general partner of AVP VI, the
  REPORTING             general partner of AV VI and AV VI A, and may be deemed
   PERSON               to have shared power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        25,410 shares, of which 25,410 are directly owned by
                        John Thornton Family I, Ltd. ("Family I") a Texas
                        limited partnership, and Thornton, the sole general
                        partner of Family I, may be deemed to have sole power to
                        dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        339,572 shares, of which 330,281 shares are directly owned by AV VI and 9,291 shares are directly owned by AV VI A. Thornton is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      364,982
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 826919102                                          Page 16 of 26 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Blaine F. Wesner
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        30,532 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            339,572 shares, of which 330,281 shares are directly
  OWNED BY              owned by AV VI and 9,291 shares are directly owned by AV
    EACH                VI A. Wesner is a general partner of AVP VI, the general
  REPORTING             partner of AV VI and AV VI A, and may be deemed to have
   PERSON               shared power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        30,532 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        339,572 shares, of which 330,281 shares are directly owned by AV VI and 9,291 shares are directly owned by AV VI A. Wesner is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      370,104
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 826919102                                          Page 17 of 26 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      William P. Wood ("Wood")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        607,092 shares, of which 67,316 are directly owned by
                        Wood and 539,776 shares are directly owned by Silverton
                        Partners, L.P. ("Silverton"), a Texas limited
                        partnership, and Wood, the sole general partner of
                        Silverton, may be deemed to have sole power to vote
                        these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            24,000 shares, all of which 24,000 are directly owned by
  OWNED BY              his spouse and children.
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                607,092 shares, of which 67,316 are directly owned by
                        Wood and 539,776 shares are directly owned by Silverton
                        Partners, L.P. ("Silverton"), a Texas limited
                        partnership, and Wood, the sole general partner of
                        Silverton, may be deemed to have sole power to dispose
                        of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        24,000 shares, all of which are directly owned by his spouse and children.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      631,092
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                             Page 18 of 26 Pages

         This statement amends the Statement on Schedule 13G filed by Austin Ventures IV-A, L.P., Austin Ventures IV-B, L.P., AV Partners IV, L.P., Austin Ventures V, L.P., Austin Ventures V Affiliates Fund, L.P., AV Partners V, L.P., Joseph C. Aragona, Kenneth P. DeAngelis, Jeffery C. Garvey, John D. Thornton, Blaine F. Wesner and William P. Wood, and includes the statements filed by Edward E. Olkkola, Austin Ventures VI, L.P., Austin Ventures VI Affiliates Fund, L.P. and AV Partners VI, L.P. The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those items as to which there has been a change are included in this Amendment No. 1.

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this statement is provided as of December 31, 2003.

         (a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person.

         (b)      Percent of class:  See Row 11 of cover page for each Reporting
                  Person.

         (c)      Number of shares as to which the person has:


                  (i) Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.

                  (ii) Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.

                  (iv) Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X] Yes

                                                             Page 19 of 26 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2004


AUSTIN VENTURES IV-A, L.P.              /s/ Kevin Kunz
By AV Partners IV, L.P.,                ----------------------------------------
Its General Partner                     Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


AUSTIN VENTURES IV-B, L.P.              /s/ Kevin Kunz
By AV Partners IV, L.P.,                ----------------------------------------
Its General Partner                     Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


AV PARTNERS IV, L.P.                    /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


AUSTIN VENTURES V, L.P.                 /s/ Kevin Kunz
By AV Partners V, L.P.,                 ----------------------------------------
Its General Partner                     Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


AUSTIN VENTURES V AFFILIATES FUND, L.P. /s/ Kevin Kunz
By AV Partners V, L.P.,                 ----------------------------------------
Its General Partner                     Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


AV PARTNERS V, L.P.                     /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact

                                                             Page 20 of 26 Pages

AUSTIN VENTURES VI, L.P.                /s/ Kevin Kunz
By AV Partners VI, L.P.,                ----------------------------------------
Its General Partner                     Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


AUSTIN VENTURES VI AFFILIATES FUND, L.P./s/ Kevin Kunz
By AV Partners VI, L.P.,                ----------------------------------------
Its General Partner                     Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


AV PARTNERS VI, L.P.                    /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


JOSEPH C. ARAGONA                       /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


KENNETH P. DeANGELIS                    /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


JEFFERY C. GARVEY                       /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


EDWARD E. OLKKOLA                       /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact

                                                             Page 21 of 26 Pages

JOHN D. THORNTON                        /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


BLAINE F. WESNER                        /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


WILLIAM P. WOOD                         /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact

                                                             Page 22 of 26 Pages


                                  EXHIBIT INDEX

                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A:  Agreement of Joint Filing                                   23
Exhibit B: Reference to Kevin Kunz as Attorney-In-Fact                  26

                                                             Page 23 of 26 Pages


                                    EXHIBIT A


                            Agreement of Joint Filing

         The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Silicon Laboratories Inc. shall be filed on behalf of each of the Reporting Persons.

Dated:  February 13, 2004


AUSTIN VENTURES IV-A, L.P.              /s/ Kevin Kunz
By AV Partners IV, L.P.,                ----------------------------------------
Its General Partner                     Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


AUSTIN VENTURES IV-B, L.P.              /s/ Kevin Kunz
By AV Partners IV, L.P.,                ----------------------------------------
Its General Partner                     Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


AV PARTNERS IV, L.P.                    /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


AUSTIN VENTURES V, L.P.                 /s/ Kevin Kunz
By AV Partners V, L.P.,                 ----------------------------------------
Its General Partner                     Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


AUSTIN VENTURES V AFFILIATES FUND, L.P. /s/ Kevin Kunz
By AV Partners V, L.P.,                 ----------------------------------------
Its General Partner                     Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact

                                                             Page 24 of 26 Pages

AV PARTNERS V, L.P.                     /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


AUSTIN VENTURES VI, L.P.                /s/ Kevin Kunz
By AV Partners VI, L.P.,                ----------------------------------------
Its General Partner                     Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


AUSTIN VENTURES VI AFFILIATES FUND, L.P./s/ Kevin Kunz
By AV Partners VI, L.P.,                ----------------------------------------
Its General Partner                     Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


AV PARTNERS VI, L.P.                    /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


JOSEPH C. ARAGONA                       /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


KENNETH P. DeANGELIS                    /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


JEFFERY C. GARVEY                       /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact

                                                             Page 25 of 26 Pages

EDWARD E. OLKKOLA                       /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


JOHN D. THORNTON                        /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


BLAINE F. WESNER                        /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


WILLIAM P. WOOD                         /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact

                                                             Page 26 of 26 Pages


                                    EXHIBIT B

                   REFERENCE TO KEVIN KUNZ AS ATTORNEY-IN-FACT

         Kevin Kunz has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.